AIG

AIG RETIREMENT SERVICES
2919 ALLEN PARKWAY, WOODSON TOWER - 8TH FLOOR
HOUSTON, TEXAS 77019

To vote by Mail

1) Read the Proxy Statement.
2) Sign and date the voting instruction card.
3) Return the voting instruction card in the envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D27528-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

GROUP AUTHORIZATION CARD

VALIC COMPANY I AND VALIC COMPANY II
JOINT SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 5, 2021

This Group Authorization Card allows you to instruct us to accept voting instructions from participants under the Contract owned by your group. If you agree to let your individual participants give us voting instructions for the proposal in this proxy statement, please sign below and return this card in the enclosed postage-paid envelope.

The undersigned hereby instructs **THE VARIABLE ANNUITY LIFE INSURANCE COMPANY**, as applicable, to vote all shares of the above-named fund of which are attributable to the Group Contract, pursuant to the instructions received from individual participants at the Joint Special Meeting of Shareholders to be held virtually on Monday, April 5, 2021 at 4:00 p.m. (Eastern Time), and at any adjournments or postponements thereof.

RETURN THIS GROUP AUTHORIZATION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AFTER YOU SIGN AND DATE BELOW.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date